Derma Sciences, Inc.
PRESS RELEASE
For Release: IMMEDIATELY
Contact: JOHN T. BORTHWICK (DSCI)
        (717) 457-1232
        Mark Alvino(PR - Allen & Caron, Inc.)
        (212) 698-1360

DERMA SCIENCES ANNOUNCES INTENT TO FORM STRATEGIC JOINT VENTURE WITH U.K. - BASED INNOVATIVE TECHNOLOGIES

OLD FORGE, PA, (MAY 13, 1997). Derma Sciences Inc. (NASDAQ:DSCI) Tuesday announced that it has signed a letter of intent to form a strategic joint venture with Cheshire, England-based Innovative Technologies Group plc, a public company listed on the London Exchange (ITG.L). According to the announcement by Derma Sciences, the joint venture will develop a broad line of wound care products around Derma Sciences' proprietary zinc nutrient technology and Innovative Technologies' bio-material technology. Under the agreement, Innovative Technologies would acquire 25 percent of Derma Sciences shares, and have rights to acquire additional shares upon fulfillment of certain criteria at a price to be determined. The companies hope to sign the agreement within 45 days.

Derma Sciences would have exclusive rights to market and sell the resultant products in the United States and its territories and possessions. The two companies would share equally in the rights to market and sell -- or to license the marketing and sale of -- the products outside the United States. The products would be manufactured by Innovative Technologies at its state-of-the-art facilities in the United Kingdom.

Edward J. Quilty, chairman of Derma Sciences who negotiated the agreement noted:
"Innovative Technologies has developed superior hydrocolloid, hydrogel and other topical pharmaceutical delivery systems that are precisely on point for the expansion of Derma Sciences' proprietary wound care technologies. The joint venture company plans to announce five new products by mid-summer of this year, and hopes to have the products on the market by year-end.

Innovative Technologies also has the expertise and facilities to be able to manufacture these products in quantities and at qualities that will support distribution both in the United States and internationally. We are very excited, because we expect the full-line characteristics of the go-forward product family to represent a major step forward in our plans to revitalize sales growth."

Keith Gilding, chief executive of Innovative Technologies, commented: "This alliance allows Innovative Technologies to access the base technology and the extensive clinical and regulatory experience of zinc-containing products from the pre-eminent company in this field, DSI. Together, Innovative Technologies and DSI can deliver a new advanced range of zinc-based products to the world markets where they can be of particular benefit to treat chronic wounds in the aging population."

Derma Sciences recently announced that it had hired two veteran healthcare executives to spur forward its marketing and sales operations. Richard S. Mink and Charles F. Caudell III joined the company as Vice President/Marketing and Vice President/Sales, respectively.

Mink said, "The potential expansion of our nutrient-based product line represents a major step forward in becoming a full-line supplier of wound dressings for a wider spectrum of market segments. Our competitive position will be broadened and updated as we introduce these new products."

Caudell said, "Our sales force and our distributors will have a complete selection of wound dressings as they call on buyers and buying influentials. That makes a considerable difference, because in the past we have been only a niche supplier without a full-line. We believer the impact on sales will be appreciable."

Innovative Technologies Group plc designs, develops and produces novel high-performance polymers, both natural and synthetic, for the healthcare and specialized non-medical markets in the United Kingdom. The company's products include woundcare products and non-woundcare products such as biomaterials, tubing products, textiles and dipped products.

Derma Sciences Inc. is engaged in the research, development, marketing and sale of technology and products associated with tissue regeneration and the management of certain chronic non-healing skin ulcerations such as pressure and venous ulcers, surgical incisions and burns.

End of Press
Release - May 13, 1997